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                           STATEMENT OF COMPUTATION
                           OF NET INCOME PER SHARE

                                                     Three months ended
                                                           June 30,
                                                     1998            1997
                                                ------------     ------------

Net income as reported . . . . . . . . . . .      $  999,000        $ 786,000
                                                ============     ============


BASIC:
  Weighted average number of common shares
    outstanding. . . . . . . . . . . . . . .       3,267,851        3,190,198
                                                ============     ============

  Basic earnings per share . . . . . . . . .           $0.31            $0.25
                                                ============     ============


DILUTED:
  Common and common equivalent shares outstanding:
    Weighted average number of common shares
      outstanding. . . . . . . . . . . . . .       3,267,851        3,190,198
    Common stock equivalents from options computed
      on the treasury-stock method using the average
      fair market value of common stock during
      the period . . . . . . . . . . . . . .         146,395          149,977
                                                ------------     ------------
    Shares used in the computation . . . . .       3,414,246        3,340,175
                                                ============     ============

 Diluted earnings per share. . . . . . . . .           $0.29            $0.24
                                                ============     ============